TERMS AND CONDITIONS

These Terms and Conditions (the "Terms and Conditions") apply to that certain Certificate of Transfer Agent Appointment, dated as of September 20, 2018 (the "Appointment Certificate" and together with these Terms & Conditions, the "Agreement"), by and between First Jersey Cannabis Corporation, a corporation company/corporation duly organized under the laws of the State of Wyoming (the "Company") and Equity Stock Transfer, LLC, a Nevada limited liability company (the "Transfer Agent"), is for the purpose of performing the services described therein.

RECITALS

WHEREAS, the Company desires that certain services be provided by the Transfer Agent with regard to the issuance, transfer and registration of certain securities of the Company;

WHEREAS, the Transfer Agent is engaged in the business of providing services for issuers of securities and seeks to provide such services to the Company; and

WHEREAS, the parties hereto desire to set forth the terms and conditions for the providing of services by the Transfer Agent to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I. GENERAL APPOINTMENT OF TRANSFER AGENT; DOCUMENTS

a. Pursuant to the Appointment Certificate, the Transfer Agent is appointed as the transfer agent for the issuance, transfer and registration of the Company's "Securities" and to perform such other services related to the Securities as provided in the Agreement. The term "Securities" as used in these Terms & Conditions shall have the meaning set forth in the Appointment Certificate and shall include "Designated Securities" as provided below.

b. The Company has provided original or true and correct copies to the Transfer Agent of each of the documents listed on the Legal Document Checklist attached as Exhibit A.

c. The Company has accurately completed the Preliminary Information Form attached as Exhibit B and provided a copy to the Transfer Agent.

II. ISSUANCE OF DESIGNATED SECURITIES

The Transfer Agent is authorized and directed to issue Securities of the Company from time to time upon receiving from the Company the following (upon receipt of the following, such additional issuance of the Securities are called the "Designated Securities"):

a. Written instructions as to the issuance from an authorized officer of the Company

b. A copy of the Articles of Incorporation or Certificate of Incorporation and bylaws, together with all restatements and amendments through the date of issuance, certified by the Secretary of the State of Incorporation, or a statement from an authorized officer of the Company that any such previously provided documents remain current.

c. A certified copy of any order, consent, decree or other authorization that may relate to the issuance of the Designated Securities.

d. An opinion of the Company's counsel that (i) the Designated Securities are duly authorized, validly issued, fully paid and non-assessable, (ii) issuance of the Designated Securities has been registered (stating effective date thereof) under the Securities Act of 1933 (as amended) (the "Act") and the class of Securities represented by the Designated Securities has been registered under the Securities Exchange Act of 1934 (as amended), or, if exempt from registration, the basis of such exemption, and (iii) no order or consent of any governmental or regulatory authority other than that provided to the Transfer Agent is required in connection with the issuance of the Designated Securities or, if no such order or consent is required, a statement to that effect. The opinion should also indicate whether it is necessary that the Designated Securities bear a restrictive legend and the wording of the legend or a statement to the effect that all Designated Securities to be issued are freely transferable upon presentation to the Transfer Agent for that purpose.

e. Such further documents as the Transfer Agent may reasonably request.

III. AUTHORIZED OFFICERS.

a. Specimen signatures of the officers of the Company authorized to sign the physical evidence of Securities, including any certificate (see Exhibit H) together with any applicable specimen certificates, shall be provided to the Transfer Agent to be used by it for the purpose of comparison. The Transfer Agent shall be protected and held harmless in recognizing and acting upon any signature, certificates or other document believed by it in good faith to be genuine. When any officer of the Company shall no longer be vested with the authority to sign evidence of Securities for the Company, a written notice thereof shall be given to the Transfer Agent and until receipt of such notice the Transfer Agent shall be fully protected and held harmless in recognizing and acting upon the evidence of Securities bearing the signature of such officer or any signature believed by it in good faith to be such genuine signature.

b. The Transfer Agent shall not be charged with notice of any change in the officers of the Company until notice of such change shall be given in writing by the Company to the Transfer Agent.

c. In the event any officer of the Company who shall have signed blank stock certificates or other evidence of Securities (or whose facsimile signature shall have been used) shall die, resign or be removed prior to the issuance of such certificates or other evidence of Securities, the Transfer Agent in its capacity as Transfer Agent or Registrar, may issue or register such stock certificates or other evidence of Securities as the stock certificates or evidence of Securities of the Company, notwithstanding such death, resignation or removal, unless directed to the contrary by the Company in writing.

IV. REGISTRAR; TRANSFER OF SECURITIES

a. The Transfer Agent is authorized and directed to act as the official registrar of the Securities and any additional Designated Securities pursuant to Section II of this Agreement upon receipt by the Transfer Agent of the completed and signed reliance letter substantially in the form of Exhibit I together with complete, accurate and balanced records referenced therein.

b. The Transfer Agent is authorized and directed to make transfer of Securities from time to time upon the books of the Company as maintained by the Transfer Agent.

c. Securities, in either certificated or book entry form (or other appropriate form of ownership), will be transferred or exchanged upon the surrender of the old Securities (or appropriate instructions in the case of noncertificated shares) in a form reasonably deemed by the Transfer Agent to be properly endorsed for transfer, accompany by such documents as the Transfer Agent may deem necessary to evidence the authority of the person making the transfer. The Transfer Agent reserves the right to refuse to transfer securities until it has received reasonable assurance that each necessary endorsement is genuine and effective, that the transfer of securities is legally valid and genuine and that the requested transfer is otherwise legally in order. For that purpose, the Transfer Agent may require an acceptable guaranty of the signature of the person signing and appropriate assurance of authority to do so. The Transfer Agent may rely upon the Uniform Commercial Code, applicable law or regulation, and generally accepted industry practice in effecting transfers, or in delaying or refusing to effect transfers. The Transfer Agent may delay or refuse to process any transfer that in its reasonable judgment appears improper or unauthorized. If, on a transfer of a restricted item, Company counsel fails to issue an opinion or to provide adequate reasons therefor within a "reasonable" number of business days of a request to do so, the Transfer Agent is authorized, but not required, to process such transfer upon receipt of an appropriate opinion.

d. Transfer Agent shall be fully protected and held harmless in recognizing and acting upon written instructions of an authorized officer of the Company.

e. When the Transfer Agent deems it expedient, it may apply to the Company, or counsel for the Company, or to its own counsel for instructions and advice; that the Company will promptly furnish or will cause its counsel to furnish such instructions and advice, and, for any action taken in accordance with such instructions or advice, or in case such instructions and advice shall not be promptly furnished, the Company will indemnify and hold harmless the Transfer Agent from any and all liability, including attorney's fees and court costs.

f. The Company will at all times advise the Transfer Agent of any and all stop transfer notices or adverse claims lodged against the Securities of the Company and further, will promptly notify the Transfer Agent when any such notices or claims have expired or been removed. The Transfer Agent is not otherwise responsible for stop transfer notices or adverse claims from either the Company or third parties unless it has received actual written notice.

V. **LOST SECURITIES**

In the event that certificates for shares or other evidence of Securities of the Company shall be represented to have been lost, stolen or destroyed (hereinafter called the "Old Certificate"), the Transfer Agent, upon being furnished with an indemnity bond (naming the Company and Transfer Agent as obliges therein) in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or other evidence of ownership for the number of Securities of the Company represented by the Old Certificate.

VI. **RECORDKEEPING**

a. The Transfer Agent is authorized and directed to maintain records showing the name and address of, and the number of Securities issued to each holder of, said Securities together with such other records as the Transfer Agent may deem necessary or advisable to discharge its duties as set forth herein.

b. Upon at least two (2) Business Days' prior written notice to the Transfer Agent, the Company or its attorney or agent may inspect and examine, at any time during ordinary business hours, any stockholder account records of the Company in the possession of the Transfer Agent. The Company shall pay any actual out-of-pocket costs and expenses incurred by the Transfer Agent, including photocopying costs, in connection with the inspection.

c. In case of any request or demand for the inspection of the stock records of the Company or any other records in the possession of the Transfer Agent, the Transfer Agent will notify the Company for instructions permitting or refusing such inspection; provided, however, that the Transfer Agent reserves the right to permit the inspection of the stock records and other records of the Company and its holder of securities by any regulatory authority including the Securities and Exchange Commission ("SEC") and the Depository Trust & Clearing Corporation ("DTCC").

d. Subject to the applicable law and regulation, the Transfer Agent shall maintain, in a retrievable database, electronic copies of transfer records, including cancelled or destroyed stock certificates, which have been cancelled or destroyed by the Transfer Agent. The Transfer Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Transfer Agent shall provide to the Company or its designee, copies of such electronic records relating to stock certificates cancelled or destroyed by the Transfer Agent.

VII. **RESPONSIBILITIES, INDEMNITEES, AND COMPENSATION HEREUNDER**

a. The Transfer Agent may conclusively rely and act or refuse to act without further investigation upon any list, instruction, certification, authorization, stock certificate or other communication, including electronic communication, instrument or paper by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed by any duly authorized person or persons, or upon the instruction of the Company or the advice of counsel for the Company, or counsel for the Transfer Agent. The Transfer Agent may make any transfer or registration of ownership for such securities which is believed

by it in good faith to have been duly authorized or may refuse to many any such transfer or registration if in good faith the Transfer Agent deems such refusal necessary in order to avoid any liability upon either the Company or itself. The Company agrees that it shall not give Transfer Agent direction to take any action or refrain from taking any action, if implementing such direction would be a violation of applicable law or regulation. The Company agrees that it shall not direct Transfer Agent to transfer any security if such security is subject to any restriction or prohibition on transfer to or from securities intermediary in its capacity as such, and Transfer Agent shall be protected in refusing to effect any such transfer.

b. For each class or series of Securities, the Company shall provide a Company's Final Balancing Report in substantially the form of Exhibit E and the prior transfer agent (or the Company in the event there is no prior transfer agent) shall provide a certification of securities outstanding and provide details about any unresolved discrepancies, and such other information as the Transfer Agent shall request.

c. The Transfer Agent may conclusively and in good faith rely and act, or refuse to act, upon the records and information provided to it by the Company and its prior transfer agent or recordkeeper without independent review and shall have no responsibility or liability for the accuracy or inaccuracy of such records and information.

d. The Company will indemnify, defend, protect and hold harmless the Transfer Agent and its managers, affiliates, agents, officers and employees (the "Indemnities") from and against any and all: losses, costs, claims, damages, suits, judgments, penalties, liabilities, and expenses, including, without limitation, reasonable attorney's fees and expenses, incurred or made, arising out of or in connection with any act or omission of a prior transfer agent of the Company or the performance of the Transfer Agent's obligations under the provisions of this Agreement, including, but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, record, instructions or other instrument or document believed by the Transfer Agent in good faith to be valid, genuine and sufficient (the forgoing are referred to as "Indemnifiable Costs"); provided, however, such indemnification shall not apply to any such act or omission finally adjudicated to have been directly caused by the bad faith or gross negligence of the Transfer Agent. The Indemnitees shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Indemnitees in expense, unless first indemnified to the Transfer Agent's satisfaction. The indemnitees provided by this paragraph shall survive the resignation or removal of the Transfer Agent or the termination of this Agreement. If the Indemnification provisions of this Agreement are inadequate or unavailable for any reason, the Indemnitees shall be entitled to contribution from the Company and any third-party payors including insurers for all Indemnifiable Costs.

e. Anything in the Agreement to the contrary notwithstanding, in no event shall either party or its respective affiliates, agents, officers, directors, managers and employees be liable under or in connection with this Agreement for special, indirect, incidental, punitive, or consequential losses or damages of any kind whatsoever, including, but not limited to lost profits, whether or not foreseeable, even if advised of the possibility thereof and regardless of the form of action in which such damages are sought.

f. The Transfer Agent may, in connection with the services described in the Agreement, engage subcontractors, agents, co- transfer agents or attorneys-in-fact, provided the same shall have been selected with reasonable care. The Transfer Agent is authorized by the Company to execute all agreements, appoint agents, or sub-agents and do all other acts deemed necessary to carry out the general purposes of this Agreement. The Company shall provide to the Transfer Agent any books, records, or memoranda which are required in defense of any claim which may arise in the performance of the Transfer Agent's duties hereunder.

g. The Transfer Agent may consult with counsel of its choice, and any such advice of such counsel shall be full and complete authorization and protection to the Transfer Agent with respect to any such action taken or omitted by it in good faith, in reliance upon such advice, in connection with the performance of its duties or obligations under the Agreement. The Company agrees to reimburse the Transfer Agent for all reasonable expenses, disbursements and counsel fees (including reasonable expenses and disbursements of counsel) incurred with respect thereto.

h. The Company agrees that the Transfer Agent shall be paid fees for its services and reimbursed for expenses in accordance with the attached fee schedule (See attached Fee Schedule – Exhibit F), which may be updated by the Transfer Agent from time to time. Requests for payment of fees and expenses shall be submitted by the Transfer Agent in the form of a written invoice at the beginning of each month, or at such time every thirty (30) days from the date of appointment (the "Billing Cycle"), for the services to be provided for that month or Billing Cycle. The Company shall make payment upon receipt of all invoices and all invoices shall be considered late if not paid in full by the last day of each month or Billing Cycle. The Company shall pay interest at the rate of 0.75% per month for all late invoices.

i. The Transfer Agent will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by similar transfer agents.

j. The Transfer Agent will not have any liability for failure to perform or delay in performing duties set forth herein if the failure or delay is due to an event of force majeure. An event of force majeure is an event or condition beyond the Transfer Agent's control including, but not limited to, acts of God, natural disaster, civil unrest, state of war, fire, power failure, equipment failure, act of terrorism, or similar events beyond the Transfer Agent's control. The Transfer Agent will make reasonable efforts to minimize performance delays or disruptions in the event of such occurrences.

k. Nothing in the Agreement shall be construed to give any person or entity other than the Transfer Agent and the Company, and their successors or assigns, any legal or equitable

right, remedy or claim under this Agreement. The Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company.

VIII. **DISBURSEMENT AGENT FOR SECURITIES AND CASH**

a. The Transfer Agent is hereby appointed as the disbursement agent for the Company. The Transfer Agent will distribute securities and cash (including by way of dividend) upon written notice by an officer of the Company advising the Transfer Agent of a distribution, including declaration of a dividend, and in the case of a cash distribution, the payment to the Transfer Agent of the necessary funds with which to pay in currently available funds at least one (1) business day before each payment date. If not previously agreed to and included on Exhibit F, the Company and Transfer Agent shall mutually agree to a reasonable fee for such disbursement services.

b. The Company agrees to deposit good and collected funds with the Transfer Agent such that the collected balance available to the Transfer Agent is sufficient to cover the amount of the distribution to be paid. Neither party intends the Transfer Agent to make a loan to the Company. The Transfer Agent shall have no obligation to pay any distribution until the Company has provided sufficient collected and immediately available funds to the Transfer Agent.

c. The Transfer Agent is authorized to draw and deliver from time to time new checks for the payment of distributions to take the place of checks theretofore drawn but not presented for payment, when such checks are represented by the payees to have been lost, mislaid or destroyed, and not to have been endorsed or negotiated, and the Transfer Agent stops payment of such original check with its financial institution. Unclaimed funds shall remain in designated disbursement accounts until such time as they are claimed by the stockholder or their representative, or, until the Company, subject to applicable law and regulation, provides further direction as to their disposition.

IX. **SUCCESSOR AGENT FOR CORPORATE ACTIONS**

To the extent that the Company has undertaken any corporate actions previously for which a prior agent has acted as Company's agent for the exchange of shares, Securities or other securities or entitlements for cash and/or stock, the Transfer Agent is hereby appointed as Company's successor agent for all such transactions without further action on the part of the Company or Transfer Agent. The Transfer Agent is further authorized to request all records and funds related to those transactions from the prior agent or agents.

X. **CONSENT TO USE OF NAME AND LOGO**

a. Each party may disclose in regulatory filings, marketing materials and in other communications the fact that Transfer Agent has been appointed pursuant to this Agreement, however, neither party may disclose the specific terms of this Agreement, including any fee information, without prior written consent of the other party, unless disclosure of such fee information is required by SEC rules and regulations.

b. The Company grants the Transfer Agent a revocable limited license to use the Company's logo ("Logo") in connection with the Transfer Agent's use of any electronic images and print images, including, but not limited to, the Equity Stock Transfer website, proxy website, statements, proxies, envelopes, letterhead and checks. The Company will supply its Logo to the Transfer Agent as an electronic file or in another mutually acceptable format. The Transfer Agent agrees to discontinue use of the Logo within thirty (30) days after receiving writing notice from the Company that permission to use the Logo has been terminated.

c. The Company grants the Transfer Agent permission to make copies of the Company's share purchase plan brochure/prospectus for the plan(s) managed by Transfer Agent and to display those copies on the Transfer Agent's internet website.

XI. **UNCLAIMED PROPERTY ADMINISTRATION**

a. The Transfer Agent will provide unclaimed property reporting services for unclaimed certificates for the Securities and related cash dividends, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property law or regulation.

b. The Company shall assist the Transfer Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Transfer Agent of any and all such unclaimed property which may not otherwise be in the Transfer Agent's possession.

c. The Transfer Agent shall assist the Company in responding to inquiries from administrators of state unclaimed property law or regulation regarding reports filed on the Company's behalf or in response to requests to confirm the name of a reclaiming owner. The Transfer Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

d. The Transfer Agent, or its duly appointed agent, shall timely remit unclaimed shares and cash of the Company to the appropriate state or jurisdiction, as provided for under applicable property law or regulation. The Transfer Agent shall provide such reports regarding unclaimed property services hereunder as the Company may reasonably request from time to time.

e. If the Company elects not to have the Transfer Agent provide unclaimed property services as described herein, the Company shall give the Transfer Agent written notice of such election, and include in such notice: i) acknowledgment by the Company that failure to report unclaimed property may result in the assessment of interest and penalties by the states against the Company; and ii) a statement releasing the Transfer Agent from any

a. The Transfer Agent and Company acknowledge that during the course of the Agreement, the parties (the Discloser being the "Discloser" and the Recipient the "Recipient") may make confidential data available to each other or may otherwise have access to proprietary or confidential information regarding the Company, its stockholders, or the Transfer Agent, or its or their affiliates (collectively, "Confidential Data"). Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause the Company or Transfer Agent injury, loss of reputation or goodwill if disclosed. Such information includes, but is not necessarily limited to: data or information that identifies past, current or potential customers, stockholders, business practices, financial results, fees, research, development, systems and plans; certain information and material identified by the Discloser as "Proprietary" or "Confidential," data that the Transfer Agent furnishes to the Company from the Transfer Agent's database, data received from the Company and enhanced by the Transfer Agent; and/or data or information that the Recipient be reasonably be expected to know is Confidential. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. Because of the sensitive nature of the information that the Recipient and its employees or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data. This Agreement, together with the exhibits and schedules referred to herein or delivered pursuant hereto, are Confidential and Proprietary, and shall be treated as Confidential Data by the parties hereto. The Transfer Agent acknowledges that all Confidential Data furnished by the Company is considered proprietary and strictly confidential. The parties agree to maintain security measures to protect Confidential Data in its possession.

b. The Recipient agrees to hold as confidential all Confidential Data it receives from the Discloser. As between the Recipient and Discloser, ownership of Confidential Data shall remain with the Discloser, and Recipient shall not take any ownership interest in or right to use the Confidential Data unless expressly agreed to in writing by the Discloser. The Recipient will use at least the same care and discretion to avoid unauthorized use and disclosure of the Discloser's Confidential Data as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law. The Recipient may only use and disclose Confidential Information of the Discloser only as necessary for the following "Permitted Purposes": (1) performing its obligations under this Agreement; (2) in the case of the Company, deriving the reasonable and intended benefit from the services provided by the Transfer Agent under this Agreement; and (3) as otherwise specifically permitted in writing by the Discloser in this Agreement or elsewhere. The Recipient may disclose Confidential Data to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; (ii) its attorneys and accountants as necessary in the ordinary course of its business; (iii) any regulatory authority, including the SEC and DTCC; and (iv) any other party with the Discloser's prior written consent. Without limiting the foregoing, the parties further agree, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of the Discloser; (ii) no copies or reproductions shall be made of any Confidential Data,

notice shall state the basis for such termination, or (ii) upon thirty (30) days advance written notice that the other party is in material breach of its obligations hereunder, unless the breaching party has cured breach within such thirty (30) day period. Any notice of termination by the Company shall include a certified copy of a resolution of the Board of Directors of the Company related to such termination and payment for all amount due and owing to the Transfer Agent. The Transfer Agent shall have no further obligation to provide services under the Agreement as of the effective date of any termination of this Agreement provided however that the Transfer Agent will provide such services and documentation which are reasonable requested by the Company to effectuate the termination and appointment of a new transfer agent. The Company agrees that any blank stock certificates shall either be delivered directly to a banknote printer to oversilver the name of Transfer Agent, or destroyed, as directed by the Company. The Company agrees to pay the cost of oversilvering and delivering the blank stock certificates, and imprinting the name of the successor Transfer Agent thereon.

b. Upon the effect date of termination and in accordance with the provisions noted above, the Transfer Agent shall deliver, at the expense of the Company, to the Company, or to a successor transfer agent as directed in writing by the Company (and if no successor transfer agent has been identified at the time of resignation or removal, then the following shall be provided directly to the Company), all records of the Company in the possession of the Transfer Agent, with the exception of any blank stock certificates, as discussed in paragraph (a) above.

XV. MERGER OR CONSOLIDATION

Any company into which the business of the Transfer Agent may be sold, merged, consolidated or converted, or any company resulting from any sale, merger, conversion or consolidation to which it shall be a party, shall be a successor Transfer Agent, Registrar, Rights Agent, and/or Dividend Disbursing Agent, as the case may be, without the execution or filing of any paper or the performance of any further act, anything herein to the contrary notwithstanding.

XVI. NOTICES

All notices to be given by one party to the other under the Agreement shall be in writing and shall be sufficient if made to such party at their respective address set forth below by:

(i) personal delivery (including delivery by any commercial delivery service);
(ii) registered or certified mail, postage prepaid, return receipt requested; or
(iii) facsimile transmission ("Fax");

If notice to Company: As set forth in the Appointment Certificate.

If notice to the Transfer Agent:

Equity Stock Transfer, LLC
Attn: Chief Executive Officer
237 W 37th Street, Suite 601
New York, New York 10018

Telephone: (917) 746-4595
Facsimile: (347) 584-3647

These addresses may be changed by giving written notice to the other party.

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, or in the case of facsimile, the date noted on the confirmation of such transmission.)

XVII. **GOVERNING LAW**

The Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to the conflict of laws doctrine applied in such state.

XVIII. **AMENDMENT; ENTIRE AGREEMENT; SEVERABILITY**

a. The Agreement may be amended or modified only by a written document authorized, executed and delivered by the Company and the Transfer Agent. Such document may be in the form of a resolution of the Company adopting a written amendment approved by the Transfer Agent.

b. The Agreement, together with the exhibits and schedules referred to herein or delivered pursuant thereto, constitute the entire agreement and understanding of the parties with respect to matters and transactions contemplated by this Agreement and supersede any prior agreement and understandings, including any fee proposals, with respect to those matters and transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

XIX. **ADDITIONAL SERVICES**

The Company may from time to time during the term of the Agreement request that the Transfer Agent perform additional services. Upon receipt of a written request from the Company to provide additional services, the Transfer Agent shall provide the Company with a written estimate for the performance of such additional services, which proposal shall include: (1) a description of the services, functions and responsibilities to be performed in connection with such additional services; (2) a schedule for commencing performance of such additional services; (3) Transfer Agent's prospective charges for such additional services; and (4) such other information as may be requested by the Company. The Transfer Agent shall not begin performing any such additional services until the Company has provided written authorization for such additional services.

Exhibit A

LEGAL DOCUMENTATION CHECKLIST

Documents required to make Equity Stock Transfer's appointment as transfer agent effective.

The following documents are generally due (ten) 10 calendar days in advance of the Effective Date

1. A copy of the Certificate of Incorporation of the Company, together with all amendments, duly certified by the Secretary of State.

2. A copy of the Bylaws of the Company and all amendments thereto certified by the Secretary or Assistant Secretary of the Company.

3. A Reliance Letter in the form of Exhibit I signed by an authorized officer of the Company stating that Equity Stock Transfer may rely on the information provided by the former transfer agent or recordkeeper. The Reliance Letter should set forth the particulars as to any stop transfer orders (e.g., lost certificates or adverse claims) and a summary of any court order or other document(s) that affects the transfer and/or registrar of the Securities or other transfer restrictions in effect against any outstanding certificates (or stating that there are none), or, if applicable, a statement that Equity Stock Transfer may rely upon such information provided by the former transfer agent or recordkeeper.

4. A list (in the form of Exhibit H) of names, titles and specimen signatures of:

   - Officers of the Company authorized to sign certificates representing securities.
   - Officers or other employees authorized to give Equity Stock Transfer instructions for original issuance and/or cancellation of shares of stock of the Company.
   - Person(s) authorized to give ongoing instructions (other than original issuance instructions) to, or to requisition information from, Equity Stock Transfer.

5. A final balancing report (Exhibit E) certified correct by the Secretary of the Company providing information regarding the Designated Securities for which Equity Stock Transfer is appointed.

6. Specimen stock certificates (currently in circulation or to be issued) of the class or classes of securities for which Equity Stock Transfer is appointed.

7. Preliminary Information Form (Exhibit B) to the Transfer Agent Services Agreement to be completed by Company and returned to Equity Stock Transfer.

8. If the Company has a rights plan and wishes to appoint Equity Stock Transfer as successor Rights Agent, a copy of the Rights Plan must be provided to Equity Stock Transfer for review prior to the effective date of appointment.

9. Fully executed Certificate of Transfer Agent Appointment.

10. Other agreements and documents as may be determined to be necessary.

Exhibit B

PRELIMINARY INFORMATION FORM

1. Name of Company: First Jersey Cannabis Corporation
2. Principal Address: 1030 W. White Horse Pike, Egg Harnor City, NJ -8215
3. Mailing Address (if different from Principal Address): ____
4. Date of Incorporation/Organization: Augest 31, 2018
5. Jurisdiction of Organization: Wyoming
6. Jurisdiction(s) where Company is qualified to do business: New Jersey
7. Federal Tax Payer Identification: 83-1799120
8. Class(es) of Stock: common stock, $0.01 par value
9. CUSIP number(s): ____
10. Total Authorized Shares: 10,000,000
11. Total Outstanding Shares: 3,020,000
12. Total Number of Shareholders: 3

Exhibit C

ADMINISTRATION OF UNCLAIMED PROPERTY

Exhibit D

DEEP SEARCH SERVICES

Exhibit E

COMPANY'S FINAL BALANCING REPORT

Category of Securities	Number of Shares
Class of Securities and Par Value for which Equity Stock Transfer is appointed as Transfer Agent and Registrar: Common stock, par value $0.01 Securities for which Equity Stock Transfer is NOT appointed as Transfer Agent and Registrar:	10,000,000
Shares authorized by Certificate of Incorporation/Formation: (Note that the below Shares Outstanding, Shares Undesignated, and all Shares Reserved added together will equal Shares Authorized by Certificate of Incorporation/Formation)	10,000,000
Shares Undesignated (not authorized for a specific purpose by the Board of Directors):	
Shares Reserved for issuance (Please specify below the purpose for each group of Shares Reserved and put the number of shares reserved in the proper column. Examples are: Option Plan, Restricted Stock Plan, Conversion of Preferred Stock, Warrants, etc.)	(This field should be left blank)
Reserve Share description:	
Reserve Share description:	
Reserve Share description:	
Treasure Shares:	

Information above certified true and correct by:

[signature]

Name:
Title:

Dated: ____________________

Exhibit F

Services and Fee Schedule

Setup

Transfer of existing shareholder information from compatible electronic file (e.g. Excel, CSV, TXT).
Establish secure, private issuer access to shareholder data.

Securityholder Services

- Maintenance of securityholder accounts, including new accounts, account consolidation and, as necessary, escheatment.
- Address changes, including special addresses for dividend payments or seasonal changes of address.
- Prompt response to securityholder correspondence, email and phone calls.
- Storage on issuer records in compliance with SEC guidelines.

Transfers/Certificate Issuances:

- Processing routine and restricted transfers will be billed per transaction based on the following schedule

Monthly fee is calculated based upon the following schedule of securityholders on a per month, per issue basis:

Monthly Maintenance of up to 200 securityholders: $100/month
Monthly Maintenance of over 200 securityholders: $100/month + $0.25 per holder over 200

The following services are provided on a per transaction fee basis as set forth below:

Certificate Cancelation (per certificate)	$3.00
New issuance of certificate (includes one new certificate)	$30.00
Each additional new certificate issuance (from same registration)	$5.00
Transfer of certificate (includes one new certificate)	$30.00
Each additional transferred certificate (from same registration)	$5.00
Restricted transfer (*includes legend removal and examination of legal opinions and ancillary documents) in addition to transfer fees above	$100.00
Cost basis reporting	$1.00 (per shareholder)

Lost certificate replacement (plus surety bond or 3% of current market value of security)	$30.00
24 hour turnaround	$75.00
Same day/RUSH turnaround	$150.00
Rejection fee	$25.00
FedEx overnight courier (within US)	$35.00
FedEx Saturday delivery (within US)	$75.00
FedEx International (*subject to change depending on delivery address)	$75.00

Reports

- 24/7 electronic and encrypted access to securityholder reports.
- Unlimited on-demand reports, sorted according to issuer criteria (non-certified)

Stock Audit/Control Books

- Cost basis tracking, as required.
- Maintenance of outstanding share records.
- Prompt response to audit requests.

Regulatory Compliance

- Routine compliance checks of shareholder accounts against Office of Foreign Assets Control Specially Designated Nationals list, as required by law.
- Preliminary list stockholder searches as required by SEC regulations.
- Assistance to issuer with escheatment/abandoned property obligations.

Premium and Excluded Services

The Company will be billed separately at cost for certain out-of-pocket expenses such as postage, courier fees, and an inventory of blank share certificates.

The above services do not include services in connection with stock splits, reverse stock splits, and "deep search" and associated escheatment/lost property fees. They do not include services for DWAC set-up, issuances or transfer and does not include service for corporate actions, such as reorganizations, share exchanges, additional classes of stock or securities, conversions or redemptions of securities, exercise of warrants, tender offers or self-tenders, or public offerings including initial public offerings.

The fees for some Premium and Excluded Services are listed below and do not constitute the all of the Premium and Excluded Services that the Transfer Agent offers:

DTC FAST set up **(one time fee)**	$300.00

DTC FAST monthly fee	$150.00
DWAC confirmations (per item) when charged to the issuer	$25.00
DWAC or DRS confirmations (per item) when charged to brokers	$75.00
Corporate Actions (mergers, acquisitions, name changes, stock splits (reverse and forward), dividends and distributions, reorganizations, share exchanges, tender offers, self-tenders, etc.)	Negotiable
Initial Public Offerings	Negotiable
Proxy Preparation (includes printing, mailing of proxy cards, electronic voting)	Negotiable
Closing Account Fees	Negotiable

Exhibit G

RESOLUTION OF APPOINTMENT

I, the undersigned, do hereby certify that I am the duly elected, qualified and acting Secretary of First Jersey Cannabis Corporation a Wyoming corporation organized under the laws of the state of ________ (the "Company"); that (i) approval by the Board of Directors is not necessary for the appointment of Equity Stock Transfer, LLC as the Transfer Agent, Registrar and Disbursing Agent, or (ii) the following is a true copy of a resolution adopted by the Board of Directors of the Company at a meeting duly held on Sept 20th, 2018 at which a quorum was present and voted, or by unanimous written consent effective as of such date, that said resolution is not in full force and effect, and shall remain in full force and effect until altered by subsequent Board resolution:

> RESOLVED, that EQUITY STOCK TRANSFER, LLC, its successors and assigns, is hereby appointed Transfer Agent, Registrar and Disbursing Agent (the "Transfer Agent") effective ________ (the "Effective Date of Appointment"), to act in accordance with its general practices and the Certificate of Transfer Agent Appointment, for the transfer ad registration of securities and the disbursement of securities and cash, including dividends. The Effective Date of Appointment may be changed by written agreement of the Company and the Transfer Agent.

WITNESS my authorized signature as Secretary of the Company on this 20 day of Sept , 2018.

Name:
Title: Christopher Netelkos, CEO

BY
First Jersey Cannabis Corporation (the "Company")

a Wyoming
(state of corporation)

corporation
(description of entity – e.g., corporation, partnership)

The Company is authorized to issue the following shares/units (the "Securities"):

Class of Stock	Par Value	Number of Shares/Units Authorized
common	$0.01	10,000,000

The address of the Company to which Notices may be sent is:

First Jersey Cannabis Corporation
Christopher Netelkos, CEO
1030 W. White Horse Pike
Egg Harbor, NJ 08215
Attention: Christopher Netelkos

The name and address of legal counsel for the Company is:

same

Attached are true copies of the certificate of incorporation and bylaws (or such other comparable documents for non-corporate entities), as amended, of the Company.

If any provision of the certificate of incorporaiton or by-laws of the Company, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.

All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such shares are (or, in the case of shares that have not yet been issued, will be) either (i) duly registered under the Securities Act of 1933, as amended (the "33 Act"), and the Securities Act of 1934, as amended (together with the 33 Act, the "Acts") or (ii) issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant Act and certificates representing such shares bear or shall bear all appropriate legends.

Equity Stock Transfer, LLC ("EST") is hereby appointed as transfer agent and registrar for the shares/units of the Company set forth above, in accordance with the general practices of EST and its regulations set forth in the Terms & Conditions of EST, a copy of which we have received and reviewed.

The initial term of this Certificate of Appointment shall be one (1) year from the date of this Certificate of Appointment. After the one (1) year anniversary of the term, the Company may provide written notice at least thirty (30) days prior to terminating the appointment should the Company desire to do so. The term of this appointment shall be governed in accordance with this paragraph, nothwithstanding the cessation of active trading in the capital stock of the Company.

The Company will advise EST of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing.

WITNESS my hand this 20th day of Sept , 2018.

By: Christopher Netelkos
Title: CEO

By:

Name: Christopher Netelkos

Title: CEO

BLANK PAGE

Exhibit I

RELIANCE LETTER

Date: September 20, 2018

Equity Stock Transfer, LLC
Attn: Chief Executive Officer
237 W 37th St, Suite 601

Dear Sirs:

Equity Stock Transfer, LLC ("EST"), can rely on the stockholder records of First Jersey Cannabis Corp. provided by the Company to EST (the "Stock Ledger"). The Stock Ledger is a complete and accurate listing of all outstanding securities of the Company. Except as indicated in the Stock Ledger, there are no (i) stop transfer orders (e.g. lost certificates or adverse claims), (ii) court order or other document that affects the transfer and/or registrar of the Securities, and (iii) transfer restrictions in effect against any outstanding shares.

Thank you in advance for your assistance.

Sincerely,

By:

Name: Christopher Netelkos

Title: CEO